UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                                   December 30, 1998


                           NEW GENERATION FOODS, INC.
             (Exact name of registrant as specified in its charter)


      NEVADA                  1-10825            36-2972588
   (State or Other           (Commission        (IRS Employer
   jurisdiction of           File Number)      Identification No.)
   incorporation)


                    9 Dunham Road, Scarsdale, New York 10583
               (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code: (914) 722-2410

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                           FORWARD LOOKING STATEMENTS

         Certain statements in this Form 8-K, including statements prefaced by the words "anticipates", "estimates", "believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.


ITEM 5.   OTHER EVENTS.


     New Generation Foods, Inc. (the "Company") has exercised its option to purchase the assets of the Credit Risk Monitor credit information service ("CRM") from Market Guide Inc. ("MGI"). As previously reported, the purchase price for the assets of CRM is approximately $2,500,000, payable in installments.

     The closing of the transaction is expected to occur in January 1999, subject to customary closing conditions, at which time the Company expects to change its corporate name to "CreditRiskMonitor.com, Inc." and to apply for a new stock symbol that more clearly reflects its new corporate name.

     The Company expects that CRM's cash revenues for the 12 months ended December 1998 were approximately $1.0 million, and management believes that CRM's 1999 cash revenues should be approximately $2,700,000 and that CRM should be at or above cash flow break even for the 1999 fiscal year.

     The Company is currently conducting a private placement of its Common Stock to finance the acquisition of the CRM assets. The amount of the offering has been increased from $3.0 Million to $3.25 Million. If the maximum number of shares of Common Stock available for sale are sold in the offering, the Company will have approximately 5,300,000 shares of Common Stock outstanding on a fully-diluted basis.

     A copy of the press release issued by the Company in connection with the exercise of its option to purchase the assets of CRM is attached as Exhibit 20 hereto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (c) Exhibits.

      20.       Press release dated December 30, 1998.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              NEW GENERATION FOODS, INC.


                              By:  /s/Jerome S. Flum
                                   Name:  Jerome S. Flum
                                   Title: Chairman of the Board and
                                   Principal Financial Officer


DATE:   January 14, 1999


                                  EXHIBIT LIST


Exhibit
Number

20.       Press Release dated December 30, 1998.